UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2012

MERRIMAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,

San Francisco, California  94108

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 3.02	Unregistered Sales of Equity Securities.

On May 15, 2011, the Company entered into definitive agreements for the issuance of 3,351,452 shares of Series E Preferred Stock at a price per share of $0.63 (the “Series E Exchange Offer”). For each share of Series E Preferred Stock issued, the investors received a warrant to purchase 0.5 shares of common stock, also at $0.63 per share, for a term of five years.  A total of 1,675,726 warrants were issued in the Series E Offering.  The consideration for the Series E Preferred Stock and warrants were shares of common stock and warrants issued to investors in the Secured Note Exchange disclosed in the Current Report on Form 8-K filed on November 22, 2011. The number of shares of Series E Preferred to be issued in exchange for the common stock and warrants was determined by dividing the amount of the principal and interest previously converted by each investor in the Secured Note Exchange by the issue price of the Series E Preferred, $0.63 per share. Shortly after the Secured Note Exchange, on December 30, 2011, the Company entered into the “Series E Offering” disclosed in the Current Report on Form 8-K filed on January 5, 2012. Due to the close proximity in time between the two transactions, the Company decided to offer the same terms received by investors in the Series E Offering to the investors who had previously participated in the Secured Note Exchange. All such investors elected to participate in the Series E Exchange Offer.

The shares of Series Preferred and warrants issued in the Series E Exchange Offer were not registered and were issued pursuant to an exemption from registration requirements of the Securities Act of 1933, as amended.

No underwriters, underwriting discounts or commissions were involved in the Series E Exchange Offer.

Item 3.03	Material Modifications to Rights of Security Holders.

As a result of the Series E Exchange Offer, the holders of the Series D Preferred Stock of the Company were entitled to an antidilution adjustment to the conversion price into common stock of the Company.  On May 14, 2012, a majority of the holders of the Series D Preferred amended the Series D Certificate of Designation to provide for a reduction in the antidilution adjustment they would otherwise be entitled to.  As the Series E Preferred ranks pari-pasu with the Series D Preferred with respect to dividends and liquidation, the issuance of the Series E Preferred will also have the effect of increasing the claims on the earnings and assets of the Company, and it will have the effect of reducing the pool of such earnings and assets of the Company available to the holders of Series D Preferred and Common Stock of the Company.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

In connection with the Series E Offering, the following two amendments were made to the Company’s Certificate of Incorporation effective May 14, 2012: (i) the Series D Certificate of Designation was amended to modify the antidilution protection as described in Section 3.01 above; (ii) the number of shares of Series E Preferred authorized was increased from 5 million to 7.2 million; and (iii) the previous Certificates of Designation for Series Preferred Stock and Series E Preferred Stock, and previous amendments to the Certificates of Designation for Series Preferred Stock and Series E Preferred Stock, were amended and restated. The full text of the May 14, 2012 Certificate of Amendment to the Certificate of Designation is filed as an exhibit hereto.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 14, 2011 in an action by written consent, a two-thirds majority of the holders of the Series D and Series Preferred approved (i) the amendment to the Series D Certificate of Designation and the Series E Certificate of Designation described in Section 5.03 above; and (ii) the Company’s 2012 Stock Incentive Plan, and the reservation of 4,619,669 shares of common stock for issuance under such plan. The 2012 Stock Incentive Plan is an exhibit hereto.

Item 9.01(d)	Exhibits

3.11	Certificate of Amendment of Certificate of Designation, effective May 14, 2011.
10.49	2012 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merriman Holdings, Inc.

Date: May 18, 2012	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer